Exhibit 10.21.1

FIRST AMENDMENT TO

EASTERN VIRGINIA BANKSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Adopted Effective January 1, 2008)

Eastern Virginia Bankshares, Inc. (the “Corporation”) hereby amends the Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan (as adopted effective January 1, 2008) (the “Plan”), effective as of November 20, 2014 as follows:

1.             The Plan is hereby amended by adding the following new Section 3.01 to Article III of the Plan and renumbering the remaining sections of Article III to follow the new Section 3.01:

3.01         Benefit Determination. A Participant shall have a right to receive benefits under the Plan as calculated in the remaining sections of this Article III unless a schedule to the Plan has been adopted by the Corporation that provides otherwise. In the event a schedule has been adopted by the Corporation that provides for a Participant’s benefit to be calculated therein, then the Participant’s benefits under the Plan shall be determined under such schedule. A Participant shall in no event have a right to receive benefits under both the remaining sections of this Article III and any such schedule.

2.             The Plan is hereby amended by adding the following new Schedule A to the end:

SERP BENEFIT

SCHEDULE A

The Corporation entered into an Employment Agreement, effective as of November 20, 2014 (the “Hanna Employment Agreement”), between the Corporation and Mark C. Hanna (the “Executive”). Section 5 of the Hanna Employment Agreement requires the Corporation to amend the Plan to add the Executive as an Eligible Employee eligible to participate as a Participant in the Plan and which provides special provisions relating to the calculation of his benefits under the Plan. The provisions of this Schedule A set forth the benefits under the Plan to be provided to Executive in full compliance with the requirements of Section 5 of the Hanna Employment Agreement. The numbering of the sections below follows the numbering of the sections in the Plan replaced by this Schedule A. All provisions of the Plan not inconsistent with this Schedule shall continue to apply to the Participant and his benefit determined under the Plan.

1.09         Normal Retirement Age

Normal Retirement Age means the attainment of age 65.

3.02         Normal Retirement Benefit

                            (a)            Upon his Separation from Service on or after his Normal Retirement Age, a Participant shall be entitled to a Retirement benefit equal to $3,333 per month.

                            (b)           A Participant’s benefit under subsection (a) above shall be payable in equal or substantially equal monthly installments for two hundred (200) months commencing on the first day of the month following the Participant’s Separation from Service, provided that with respect to a Participant who is a Specified Employee on his Separation from Service, such monthly benefits shall commence on the first day of the month following the six-month anniversary of the Participant’s Separation from Service. The first payment shall include a “catch up” amount equal to the sum of payments that would have been made to the Participant during the period preceding the first payment date if no six-month delay applied, plus interest compounded monthly using the prime rate as published in the Wall Street Journal in effect as of the first day of each month.

3.03         Separation from Service Prior to Normal Retirement Age

(a)          Subject to subsection (c) below, the Participant who Separates from Service prior to his Normal Retirement Age shall forfeit the nonvested portion of the benefit provided in Section 3.02. Additional vesting occurs based on the date the Participant reaches the age set forth below. A Participant shall vest in his Normal Retirement Benefit in accordance with the following schedule:

Age	Percentage Vested	Cumulative Vested Percentage
46 and 8 months	5.00%	5.00%
47 and 8 months	5.02%	10.02%
48 and 8 months	5.05%	15.07%
49 and 8 months	5.07%	20.14%
50 and 8 months	5.09%	25.23%
51 and 8 months	5.12%	30.35%
52 and 8 months	5.14%	35.49%
53 and 8 months	5.16%	40.65%
54 and 8 months	5.19%	45.84%
55 and 8 months	5.21%	51.05%
56 and 8 months	5.23%	56.28%
57 and 8 months	5.26%	61.54%
58 and 8 months	5.28%	66.82%
59 and 8 months	5.30%	72.12%
60 and 8 months	5.33%	77.45%
61 and 8 months	5.35%	82.80%
62 and 8 months	5.37%	88.17%
63 and 8 months	5.40%	93.57%
64 and 8 months	5.43%	99.0%
65	1.00%	100.0%

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(b)           (i)          A Participant who Separates from Service after attainment of age sixty-two (62) but prior to his Normal Retirement Age shall be entitled to the vested percentage of his Normal Retirement Benefit payable in equal or substantially equal monthly installments for two hundred (200) months commencing on the first day of the month following the Participant’s Separation from Service, and such benefits shall be provided that with respect to a Participant who is a Specified Employee on his Separation from Service, such monthly benefits shall commence on the first day of the month following the six-month anniversary of Participant’s Separation of Service. The first payment shall include a “catch up” amount equal to the sum of payments that would have been made to the Participant during the period preceding the first payment date if no six-month delay applied, plus interest compounded monthly using the prime rate as published in the Wall Street Journal in effect as of the first day of each month.

                (ii)         If a Participant Separates from Service prior to attainment of age sixty-two (62), he shall be entitled to the vested percentage of his Normal Retirement Benefit payable on the first day of the month following the Participant’s attainment of age sixty-two (62) in a lump sum calculated using the same factors used by the Corporation to determine the value of the Participant’s Normal Retirement Benefit for corporate financial accounting purposes, provided that if the Participant is a Specified Employee on his Separation from Service, his benefit shall be payable no earlier than the first day of the month following the six-month anniversary of his Separation of Service. If payment is delayed to a Specified Employee due solely to the six-month delay rule, the delayed lump sum payment shall include interest compounded monthly using the prime rate as published in the Wall Street Journal in effect as of the first day of each month of the six-month delay period (to the extent it applies). No interest shall be due under this subsection (ii) if payment is not delayed past age sixty-two (62).

(c)            Upon a Change in Control, a Participant shall be fully vested in his Normal Retirement Benefit.

3.04         Disability

If a Participant becomes Disabled prior to his Separation from Service and during his employment with the Corporation or an Affiliate, he shall be entitled to receive the vested percentage of his Normal Retirement Benefit as set forth in 3.03(a) based on his age as of the date he became Disabled. Such benefit shall be payable commencing on the first day of the month following the date the Participant becomes Disabled and shall be payable in equal or substantially equal monthly payments for two hundred (200) months.

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3.05         Death Benefits

(a)            If a Participant dies prior to his Separation from Service, no benefits shall be payable under the Plan.

(b)            If a Participant dies after his Separation from Service and either (i) on or after benefit payments begin under Section 3.02 or Section 3.03(b)(i) or (ii) before payment of the lump sum payment under Section 3.03(b)(ii), a Participant’s Beneficiary shall be entitled to any payments remaining in the two hundred (200) month payment period or the lump sum benefit, whichever is applicable, payable in a lump sum within 60 days following his death.

3.06         Anti-Acceleration

Notwithstanding anything in the Plan to the contrary, no payment may be made which accelerates the time over which distributions shall be made to the Participant (except as other permitted under Code Section 409A).

Notwithstanding the preceding, the Corporation, in its discretion, may accelerate distributions under the Plan in accordance with each of the payment events contained in Treasury Regulation Section 1.409A-3(j)(4)(ii) through (xiv) to the extent allowed thereunder.

3.            Except to the extent changed as provided above, all other provisions of the Plan shall continue to apply.

IN WITNESS WHEREOF, the Corporation, pursuant to the authorization of its Board of Directors on November 20, 2014, has caused its name to be signed to this First Amendment by its duly authorized officer, effective as of the date and year above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Its:	President and CEO
Date:	March 11, 2015

Attest:

/s/ Cheryl Wood
Its: CBW

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